Exhibit 99.1

Sharps Technology Secures SC Asset Purchase Exclusivity with $1 Million Escrow Deposit

InjectEZ acquisition establishing Sharps position in the prefillable syringe (PFS) industry in the U.S. has progressed with the payment of $1 million into third-party escrow account.

Closing on the Asset Purchase and the Syringe Sales Agreement, for product orders totaling over $200 million for the first five years of operation, is expected within the next 60 days.

Based on the most likely timeframe, product shipments from the SC facility are planned to begin by Q2 of 2025.

NEW YORK, June 5, 2024, Sharps Technology, Inc., (NASDAQ: “STSS” and “STSSW”), an innovative medical device and pharmaceutical packaging company offering patented, best-in-class syringe products, has transferred a $1 million escrow deposit for the exclusive rights to purchase the InjectEZ assets from Nephron Pharmaceuticals in West Columbia, South Carolina. Sharps Technology recently signed the Asset Purchase Agreement and an accompanying five-year, $200 million syringe Sales Agreement with Nephron. Through these agreements that are expected to close within the next 60 days, although there can be no assurance, Sharps will become the first fully dedicated, specialized polymer prefillable syringe manufacturing plant in North America. The state-of-the-art syringe facility will be on track to begin product deliveries in the second quarter of 2025, with projected revenue expected to exceed $35 million for the first 12 months of sales.

“The revised deal better supports both Sharps and Nephron, and we are excited that the deposit has been made. We are working toward the final closing of the agreements over the next 60 days. The signed deal will also allow for new commercial opportunities that will be announced after the closing of the purchase of the InjectEZ operation,” commented Robert Hayes, Sharps Technology CEO. “There’s a lot of work ahead of us, but with the deposit in place, Sharps has been given access to the facility to begin key start-up activities. The Sharps team will continue its hard work behind the scenes, with contracted industry resources, to expedite our manufacturing implementation plan and get our product qualified for shipment to our customers as quickly as possible.”

Once the asset acquisition is closed, expected within 60 days, Sharps intends to immediately ramp-up the first phase of its manufacturing implementation plan and bring a new strategic partner into the fold. The initial phase of the plan includes the final facility buildout and upgrades to support the manufacture of pharmaceutical grade COC prefillable syringes on three state-of-the-art production lines. Product from the first line are expected to be qualified to ship early in the second quarter of 2025, and all three lines are expected to produce saleable product by the fourth quarter of 2025. The second and third manufacturing phases are planned to be completed by October 2027, and the three manufacturing expansions will be completed within the facility as it exists today.

The five-year, $200 million sales agreement included in the deal with Nephron provides for their purchase of Sharps’ next-generation copolymer prefillable syringes (PFS) manufactured at the SC plant as well as the qualification of the 10mL SoloGard polypropylene disposable syringes produced at Sharps’ Hungary facility that is expected to support future purchases. Sharps has also been developing other copolymer prefillable syringe sales opportunities by collaborating with several Fortune 500 medical product distributors, branded and generic pharma industry leaders, and companies in the rapidly expanding GLP-1 market. The execution of sample trials and the required qualification work for these healthcare customers is expected to begin around the middle of the first phase of Sharps manufacturing implementation to support shipping product to the market beginning early in the second quarter of 2025.

About Sharps Technology:

Sharps Technology is an innovative medical device and pharmaceutical packaging company offering patented, best-in-class smart-safety syringe products to the healthcare industry. The Company’s product lines focus on providing ultra-low waste capabilities, that incorporate syringe technologies that use both passive and active safety features. Sharps also offers products that are designed with specialized copolymer technology to support the prefillable syringe market segment. The Company has a manufacturing facility in Hungary and has partnered with Nephron Pharmaceuticals to expand its manufacturing capacity in the U.S. For additional information, please visit www.sharpstechnology.com.

Forward-Looking Statements:

This press release contains “forward-looking statements”. Forward-looking statements reflect our current view about future events. When used in this press release, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” “poised” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements, include, but are not limited to, statements contained in this press release relating to our business strategy, our future operating results and liquidity, and capital resources outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy, and other future conditions. Because forward–looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurance of future performance. We caution you therefore against relying on any of these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, our ability to raise capital to fund continuing operations; our ability to protect our intellectual property rights; the impact of any infringement actions or other litigation brought against us; competition from other providers and products; our ability to develop and commercialize products and services; changes in government regulation; our ability to complete capital raising transactions; and other factors relating to our industry, our operations and results of operations. Actual results may differ significantly from those anticipated, believed, estimated, expected, intended, or planned. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We cannot guarantee future results, levels of activity, performance, or achievements. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

Investor Relations:

Dave Gentry

RedChip Companies, Inc.

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